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                                   EXHIBIT 11

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS



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
                                                                   YEARS ENDED DECEMBER 31,
                                                         ------------------------------------------------
                                                             1994               1993              1992
                                                             ----               ----              ----
 Income before cumulative effect
   of accounting change                                  $52,655,748        $46,332,461       $37,066,684

 Cumulative effect as of January 1, 1993 of
   change in method of accounting for income taxes                 -          4,212,300                 -
                                                         -----------        -----------       -----------
 Net income                                              $52,655,748        $50,544,761       $37,066,684
                                                         ===========        ===========       ===========
 Earnings per share:

 Income before cumulative effect
   of accounting change                                  $      1.54        $      1.35       $      1.09

 Cumulative effect of accounting
   change                                                          -        $      0.12       $         -
                                                         -----------        -----------       -----------
  Net income                                             $      1.54        $      1.47       $      1.09
                                                         ===========        ===========       ===========
  Weighted average number of
   shares outstanding                                     34,187,833         34,395,401        34,164,656
                                                         ===========        ===========       ===========
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